Exhibit 99.1

UNIFY REPORTS FISCAL 2010
SECOND QUARTER FINANCIAL RESULTS

•     Total Revenue Increases 22% Over Q209
•     Company Profitable on Non-GAAP Net Income Basis
•     Company Increases Fiscal 2010 Guidance

ROSEVILLE, Calif., – November 30, 2009 – Unify Corp. (NASDAQ: UNFY), a global provider of application development, data management, migration and content archiving solutions, today announced financial results for its fiscal second quarter 2010, ended October 31, 2009.

Fiscal 2010 Second Quarter Financial Results

The Company reported second quarter total revenues of $7.1 million, a 22% increase compared to $5.8 million in the second quarter of fiscal 2009, and a 57% increase sequentially. Software licenses revenue decreased to $1.4 million, compared to $2.0 million for the fiscal second quarter in 2009. The Company’s account receivables increased to $9.3 million, compared to $4.5 million as of April 30, 2009 and deferred revenue increased to $12.1 million, compared to $5.6 million as of April 30, 2009. The increase in receivables and deferred revenue was primarily the result of completing significant delivery milestones for two large, multi-million dollar contracts during the second quarter, which will be recognized as revenue in the third quarter.

Services revenue increased to $4.0 million, compared to $3.2 million in the year ago quarter. Migration solutions revenue was $1.7 million, a 161% increase compared to $644,000 in the same quarter last year.

Gross margin was 79%, compared to 87% for the second quarter of last year. Second quarter loss from operations was $1.3 million, compared to income from operations of $1.0 million for the second quarter of fiscal 2009. Net loss was $1.4 million or $0.14 per share for the second quarter, compared to net income of $725,000 or $0.10 per share in the second quarter of fiscal 2009.

Non-GAAP net income for the quarter was $187,000 or $0.02 per share, compared to non-GAAP net income of $1.1 million or $0.14 per share in the same quarter of last year.

Unify ended the second quarter with cash and cash equivalents of $2.2 million at October 31, 2009, compared to $6.1 million reported at April 30, 2009. This decrease was due primarily to the significant accounts payable assumed from the AXS-One acquisition that were paid subsequent to the acquisition and Unify’s first quarter operations, which typically does not generate cash.

Fiscal 2010 Six-Months Financial Results

Total revenue for the first six months of fiscal 2010 was $11.6 million, a 7% increase compared to $10.8 million for the same period of the prior year. Software Licenses revenue was $2.8 million down 21% compared to $3.5 million in the first six months of fiscal 2009. Services revenue was up 12% to $6.9 million compared to $6.1 million in the first six months of last year. Year-to-date revenue for Migration Solutions was $1.9 million up 67% compared to $1.2 million for the same period of the prior year.

GAAP net loss for the first six months of fiscal 2010 was $3.6 million, or $0.39 per diluted share, compared to GAAP net income of $1.1 million, or $0.15 per diluted share in the same period last year.

Non-GAAP net loss for the six-month period was $682,000 or $0.07 per diluted share, compared to $1.8 million, or $0.23 per diluted share, for the first six months of last year.

Business Discussion

“In the second quarter we saw total revenues increase 22% year-over-year and 57% sequentially, bringing us up 7% for the first six months of the year,” said Todd Wille, chief executive officer of Unify. “Excluding non-cash expenses and the remaining transitional costs from the AXS-One acquisition, we were profitable on a non-GAAP net income basis with $187,000 or $0.02 per share. In addition, we are excited about two large customer wins – a strategic OEM licensing agreement related to our archiving solutions and a large data migration implementation associated with our Composer product line. Both of these projects saw the completion of major milestones in this quarter that significantly increased our receivables and deferred revenue. We will recognize a significant portion of these billings as revenue in the third quarter and one of the receivables has already been collected and the other is expected in the first part of December. With the increased visibility into our core business and as a result of these large, multi-million dollar transactions, we are increasing our fiscal 2010 annual revenue and non-GAAP net income guidance.”

Wille continued, “All three of our business lines, tools and databases, migration, and archiving, grew during the quarter. In our tools and database business we added 23 new software customers and generated product revenue that is trending back to our quarterly average. With the release of our new version of Team Developer and other planned product releases, we are optimistic that our core software business will return to normal levels for the remainder of fiscal 2010.

“In our migration solutions business, our second quarter revenue results were positively impacted by the large Composer COBOL orders we booked last quarter. We saw migration bookings return to normal levels after a strong first quarter and our backlog remains strong at $4 million. We continue to see strong demand for migration projects and expect to show year over year growth in bookings and revenue from our migration solutions portfolio for the remainder of the fiscal year.

“For our archiving business, we are pleased to report that our integration of AXS-One is complete and the operational issues have been addressed. As of today, the cost model has been rationalized to be break-even on expected maintenance and professional service revenues as planned during the acquisition discussions. This ensures that product license revenues should generate profit going forward. During the second quarter, we won our first two net new archiving customers representing the first new customers for the archiving business in nearly a year. We also worked to solidify relationships with the AXS-One customer base and assure them that we will make investments to drive growth, while also providing them great service and support. Looking ahead, we are focused on go-to-market initiatives that will build the sales pipeline, expand strategic partnerships, such as the one we announced with GROUP during the quarter, and establish Unify as a solid vendor in the archiving and legal eDiscovery markets.”

FY10 Earnings Guidance Increase

Unify’s management is increasing its guidance for fiscal 2010 from a revenue range of $23.5 million to $28.5 million to a new revenue range of $28 million to $31 million. The Company is also raising its non-GAAP net income range from $2.0 million to $4.5 million to a new non-GAAP net income range of $3 million to $5 million.

Investor Conference Call

Unify management will host a conference call today, November 30, 2009, at 11:00 a.m. ET (8:00 a.m. PT) to review the fiscal 2010 second quarter financial results. The call can be accessed by dialing (877) 941-8416 or (480) 629-9808 for international callers and providing the company name. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. EST on Monday, December 7, 2009 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4185535#.

About Unify

Unify (NASDAQ: UNFY) is a global provider of application development, data management, migration and content archiving solutions. Unify’s software and services modernize and maximize the development, deployment and performance of business-critical applications and data, while providing a measurable return on investment. Unify’s content archiving technology, recently acquired from AXS-One, has been critically acclaimed as best of class and enables organizations to archive and manage the retention and disposition of growing volumes of disparate electronic records, while addressing cost management, corporate governance, legal discovery and regulatory compliance requirements. Unify is headquartered in Roseville, Calif., with offices in Rutherford, London, Munich, Calgary, Paris, Sao Paulo and Sydney. Visit www.unify.com or email info@unify.com.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. For more information on these non-GAAP financial measures including how they are calculated, please see the tables in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

(Tables to Follow)

UNIFY CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	October 31,	April 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$2,215	$6,147
Accounts receivable, net	9,275	4,501
Prepaid expenses and other current assets	880	717
Total current assets	12,370	11,365

Property and equipment, net	437	472
Goodwill and intangibles, net (1)	27,628	9,145
Other assets, net	311	99
Total assets	$40,746	$21,081

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$716	$685
Current portion of long term debt	1,733	1,663
Accrued compensation and related expenses	1,113	1,178
Accrued severance related to acquisition	1,030	—
Accrued contingent stock consideration (1)	4,285	—
Other accrued liabilities (1)	2,090	905
Deferred revenue (1)	12,136	5,617
Total current liabilities	23,103	10,048

Long term debt, net of current portion	811	837
Other long term liabilities	1,469	893

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	10	7
Additional paid-in capital	79,411	69,941
Accumulated other comprehensive income (loss)	105	(113)
Accumulated deficit	(64,163)	(60,532)
Total stockholders’ equity	15,363	9,303
Total liabilities and stockholders’ equity	$40,746	$21,081

(1) The fair value of goodwill and intangible assets, net, accrued contingent stock consideration, deferred income tax liabilities and deferred revenue as of October 31, 2009, are provisional pending the receipt of a final valuation for the AXS-One acquisition.

UNIFY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31		October 31
	2009	2008	2009	2008
Revenues:
Software licenses	$1,413	$1,987	$2,815	$3,549
Services	3,991	3,170	6,848	6,116
Migration solutions	1,683	644	1,936	1,163
Total revenues	7,087	5,801	11,599	10,828

Cost of Revenues:
Software licenses	51	89	145	139
Services	773	298	1,210	548
Migration solutions	653	358	716	518
Total cost of revenues	1,477	745	2,071	1,205
Gross profit	5,610	5,056	9,528	9,623

Operating Expenses:
Product development	1,749	682	3,152	1,431
Selling, general and administrative	5,127	3,342	9,944	6,722
Total operating expenses	6,876	4,024	13,096	8,153
Income (loss) from operations	(1,266)	1,032	(3,568)	1,470
Other income (expense), net	(76)	(151)	5	(166)
Income (loss) before income taxes	(1,342)	881	(3,563)	1,304
Provision for income taxes	58	156	66	188
Net income (loss)	$(1,400)	$725	$(3,629)	$1,116

Net income (loss) per share:
Basic	$(0.14)	$0.10	$(0.39)	$0.16
Dilutive	$(0.14)	$0.10	$(0.39)	$0.15

Shares used in computing net income (loss) per share:
Basic	10,119	6,981	9,243	6,981
Dilutive	10,119	7,605	9,243	7,666

RECONCILIATION OF GAAP TO NON-GAAP
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31		October 31
	2009	2008	2009	2008
GAAP Net income (loss)	$(1,400)	$725	$(3,629)	$1,116

Amortization of intangible assets	640	180	1,176	360
Stock based compensation expenses	180	161	344	315
Total non-cash adjustments to GAAP net income	820	341	1,520	675
Non-GAAP net income (loss) prior to acquisition adjustments	(580)	1,066	(2,109)	1,791
Non-cash loss related to subsidiary liquidation	163	—	163	—
Acquisition related costs	604	—	1,264	—
Total acquisition adjustments to GAAP net income	767	—	1,427	—
Non-GAAP net income (loss)	$187	$1,066	$(682)	$1,791

Non-GAAP diluted earnings (loss) per share	$0.02	$0.14	$(0.07)	$0.23